PBF Energy Announces Election of New Members to its Board of Directors

PARSIPPANY, NJ– July 9, 2014 – PBF Energy Inc. (NYSE: PBF) announced today the election of Eija Malmivirta and Gene Edwards as independent members of its Board of Directors. The company’s Board of Directors now consists of nine members, including eight independent directors.

Eija Malmivirta has over 40 years of experience in the energy sector. Ms. Malmivirta served in various positions at Neste Oy from 1969 to 1996, most recently as an Executive Vice President, Head of Neste International Oil Trading and Supply. She served as the Chairman and principal owner of Merei Energy Oy Ltd., an oil trading company, from 1996 to 2002. Ms. Malmivirta served as a member of the Board of Directors of Kemira Oyj, a chemical company from 1997 to 2008, VR Group Ltd. (Finnish Railways) from 1993 to 2006, National Emergency Supply Agency from 1997 to 2009, all located in Helsinki, Finland. She was also a board member for Tosco Corporation from 1997 to 2001, Premcor from 2002 to 2004 and Petroplus from 2006 to 2011.

Ms. Malmivirta’s extensive oil industry expertise and public entity board member experience, including in the refining sector, provides our board with added depth and strategic insight.

Gene Edwards has over 35 years of experience in the energy and refining sectors. Most recently he retired from Valero in April of 2014 where he was Executive Vice President and Chief Development Officer. Mr. Edwards began his career with Valero as an Analyst in Planning and Economics in 1982 and then served as Director of Business Development; Director of Petrochemical Products; Vice President of Planning and Business Development; Senior Vice President of Supply, Marketing & Transportation; Senior Vice President of Planning, Business Development and Risk Management and as Senior Vice President of Product Supply and Trading. Prior to joining Valero, he was an energy analyst with Pace Consultants and a refinery process engineer with Citgo. He previously served as a director of CST Brands, a spin-off of Valero, from May to October 2013. Mr. Edwards has served as a director of Green Plains Energy since June 2014.

Mr. Edwards’ decades of experience in all aspects of the refining sector provides our board with additional industry-specific knowledge from an individual deeply connected with the independent refining sector.

Thomas D. O’Malley, PBF’s Executive Chairman, said, “We are very pleased to have Ms. Malmivirta and Mr. Edwards join PBF’s Board of Directors. Eija Malmivirta brings to PBF a wealth of energy sector and commercial expertise and Gene Edwards brings with him extensive experience in the U.S. independent refining sector. Ms. Malmivirta and Mr. Edwards are both valuable additions to the PBF Energy Board and I look forward to serving with them.”

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally sensitive manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also indirectly owns the general partner and approximately 50.2% of the limited partnership interest of PBF Logistics LP (NYSE: PBFX).
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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994